Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-175541) of AdCare Health Systems, Inc. of our reports dated December 29, 2010 with respect to the financial statements of Attalla Health Care, Inc. and Coosa Valley Health Care, Inc. as of and for the fiscal years ended June 30, 2010 and 2009 and our report dated July 13, 2011, with respect to the carve-out financial statements of Five Star Quality Care-GA, LLC (certain assets, liabilities and operations related to Autumn Breeze, Southland and College Park) for the years ended December 31, 2010 and 2009.  We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

July 18, 2011